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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-109070


                               CEL-SCI CORPORATION

                              Prospectus Supplement
                     (To Prospectus Dated December 29, 2003)

      Prospective investors should read this prospectus supplement and the related prospectus carefully before investing in CEL-SCI's common stock. Both documents contain information prospective investors should consider when making an investment decision.

      The attached prospectus relates to the resale of shares acquired by Rubicon Group Ltd. pursuant to an equity line of credit. Because Rubicon Group Ltd. may sell some or all of these shares, and since there are currently no agreements, arrangements or understandings with respect to the sale of any of these shares, CEL-SCI cannot estimate the actual number of shares that Rubicon Ltd. will hold after the completion of the offering.

      The following provides information concerning the most recent draw down requested by CEL-SCI under the equity line of credit.

      Date of          Shares           Average Sale     Net Proceeds
       Sale             Sold           Price Per Share   to CEL-SCI
      -------          ------          ---------------  -------------

     03/01/04          74,760             $1.07           $79,000

      The proceeds to CEL-SCI are net of a $1,000 fee paid to an escrow agent.

      CEL-SCI's common stock is quoted on the American Stock Exchange under the symbol "CVM". On March 1, 2004 the closing price for one share of CEL-SCI's common stock was $1.15.

      CEL-SCI expects to use the proceeds from the sale of these shares for general and administrative expenses, research and clinical trials.



                  The date of this prospectus supplement is March 1, 2004.